SUBSCRIPTION AGREEMENT

CIENEGA CREEK HOLDINGS, INC.
9181 S Antler Crest Drive

Mail:

PO Box 246
Vail, AZ 85641

Vail, AZ 85641

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing ______________________________________________ (__________) shares of Common Stock of Cienega Creek Holdings, Inc. (the "Company") at a price of $0.10 per Share (the "Subscription Price") in connection with the Company’s initial public offering.

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.  Purchaser understands that there will be no refund of any kind if the company is successful in selling the minimum number of shares of the offering as described in the prospectus.

Purchaser further confirms that Mr. Michael Klinicki and/or Mr. Michael Giertych solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mr. Klinicki or Mr. Giertych.

MAKE CHECK PAYABLE TO: Cienega Creek Holdings, Inc.

Executed this _____ day of ___________________, 2007.

__________________________________	_______________________________________

__________________________________	Signature of Purchaser

__________________________________
Address of Purchaser

__________________________________
Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

_____________	X $0.10	=	US$___________________
Number of Shares Purchased			Total Subscription Price

Form of Payment:	Cash:_______	Check #: _________________	Other: ___________________

Cienega Creek Holdings, Inc.

By: ________________________________________

Title: _______________________________________